Exhibit 99.1

Calmare Therapeutics Incorporated Appoints Christine Chansky, M.D., J.D.,

F.C.L.M., Chief Regulatory Officer®

February 17, 2016 02:45 PM Eastern Standard Time

FAIRFIELD, Conn.—(BUSINESS WIRE) — Calmare Therapeutics Incorporated, (OTCQB:CTTC) (CTI), the Calmare® chronic pain and wound care company, has appointed Dr. Christine Chansky, M.D., J.D., F.C.L.M., chief regulatory officer (CRO) of Calmare Therapeutics.

As part of Dr. Chansky’s duties and responsibilities as the Company’s chief regulatory officer and corporate executive, she will spearhead all of CTI-sponsored clinical studies, and oversee all global regulatory issues related to the Company’s medical device practice.

On being offered the opportunity to be CTI’s first regulatory officer, Dr. Chansky said, “Working with the CTI team is an exciting opportunity for me to apply by regulatory and clinical knowledge to the continued development of CTl’s novel devices in order to improve patient care. My clinical interests and expertise fit perfectly with the CTI portfolio.”

Dr. Chansky’s will discontinue her private medical practice and devote all of her time to CTI.

“This is a significant step forward for the Company,” said Calmare Therapeutics President & CEO Conrad Mir. “She will be instrumental in establishing CTI as a medical device powehouse in the chronic neuropathic pain and wound ailment space.”

About Dr. Christine Chansky, M.D., F.C.L.M.

Dr. Chansky has been licensed, practicing physician and attorney for over 20 years. She has a comprehensive background in global regulatory affairs and regulatory law with a proven track of applying expertise in R&D, pharmacovigilance, regulatory, compliance, clinical development and global medical affairs. Her multiple therapeutic expertise in immunotherapy, oncology, infectious disease and hematology, has allowed her to leverage her extensive relationships with the U.S. Food and Drug Administration and resulted in the successful submissions of over fifteen (15) investigational new drug applications (IND’s), new drug applications (NDA’s), and biologics license applications (BLA’s).

Prior to her new position with CTI, she served as chief regulatory counsel and chief clinical officer for BioTest

Pharmaceuticals where she was responsible for the development and review of all regulatory strategies, submissions and compliance, clinical development plans, trial design, launch campaigns and educational materials. Contemporaneously, she was the medical director of her private medical practice, Emergency Medical Care N.Y. & STAT Medical Associates in New York City. And before that, she had held senior executive regulatory positions in such notable companies as Aventis (NYSE: SNY), Johnson & Johnson (NYSE: JNJ), Glaxo Wellcome (OTC: GAXF) and Roche Holdings A.G. (OTC: RHHBY).

Dr. Chansky is a licensed Medical Doctor in New York and a licensed attomey in New Jersey. She was an adjunct assistant professor of global regulatory affairs at Temple University, and is Board Certified as a Fellow of the American College of Legal Medicine. She received her bachelor’s degree, magma cum laude, from Georgetown University, and her medical degree from Georgetown University. Dr. Chansky received her law degree from Seton Hall University.

About the Company

Calmare Therapeutics Incorporated, the Calmare Pain Mitigation Therapy™ company, researches, develops and commercializes chronic, neuropathic pain and wound affliction devices. Our flagship medical device – the Calmare® Pain Therapy Device (the “Calmare Device”) – is the world’s only non-invasive and non-addictive modality that can successfully treat chronic, neuropathic pain. The Company holds a U.S. Food & Drug Administration 510k clearance designation on its flagship device, which grants it the exclusive right to sell, market, research and develop the medical device in the United. Calmare Devices are commercially sold to medical practices throughout the world. They are also found in U.S. military hospitals, clinics and on installations via CTl’s General Services Administration (GSA) military contract (V797P-4300B).

Forward-Looking Statement

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

www.calmaretherapeutics.com

Contacts

Calmare Therapeutics Incorporated

Conrad Mir, 203.368.6044

President and CEO

cmir@calmaretherapeutics.com

or

Catalyst Research Management

Marc Robins CFA, 503.445.2850

President

marc@catalystresearch.com

or

JV Public Relations

Janet Vasquez, 212.645.5498

Managing Director

jvasquez@jvprny.com